UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 26, 2009

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 2, 2009, we filed a report on Form 8-K under which we announced a commitment to a restructuring plan with respect to our business. At that time, we announced that under the plan we intended to terminate what was then an undetermined number of employment positions. At that time, we also announced we were unable to estimate the charges and related cash expenditures associated with the restructuring plan. We now estimate that between $2.5 and $3.5 million in restructuring charges will be associated with the plan. We expect almost all of these charges to be comprised of cash restructuring charges related to severance payments. Approximately 600 employees are impacted by the reductions in force associated with the restructuring plan and substantially all impacted employees have been notified. We expect the restructuring plan to be completed during the second quarter of our fiscal 2009.

The information in this report on Form 8-K contains forward-looking statements about our restructuring plan and potential related charges based on management's current beliefs and expectations about future events. The statements are based upon currently available information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. These risks and uncertainties include those identified in the section captioned "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended October 31, 2008, as may be updated in Item 1A of our subsequent quarterly reports on Form 10-Q or other filings we make with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

March 3, 2009	By:	James G. Mathews

Name: James G. Mathews
Title: Vice President and Chief Financial Officer